EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC

ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-69951, 333-90635 and 333-39460) and on Form S-3 (Nos. 333-87749 and 333-32342) of Answerthink, Inc. of our report dated April 27, 2005 relating to management’s assessment of the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K/A (Amendment No. 2). We also consent to the incorporation by reference of our report dated March 14, 2005 relating to the financial statement schedule, which appears in this Form 10-K/A (Amendment No. 2).

PricewaterhouseCoopers LLP

Miami, Florida

April 29, 2005